Gary K. Willis
President and CEO

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                      ZYGO CORPORATION ANNOUNCES LETTER OF
                   INTENT TO ACQUIRE DIGITAL INSTRUMENTS, INC.

MIDDLEFIELD, CONNECTICUT (July 28, 1997)........Zygo Corporation (NASDAQ:ZIGO)
and Digital Instruments, Inc. today announced that they have signed a letter of intent providing for Zygo's acquisition of Digital Instruments. In the transaction, which will be accounted for as a pooling-of-interests, Zygo will acquire all of the outstanding stock of Digital in exchange for 7,000,000 shares of Zygo's common stock. The proposed acquisition is expected to be completed prior to the end of calendar year 1997. Consummation of the transaction is subject to various conditions, including the execution of definitive documentation, approval of Zygo's shareowners, Zygo's ability to account for the transaction as a pooling-of-interests, and the receipt by Zygo of a fairness opinion from its financial advisor.

         Digital Instruments, Inc., located in Santa Barbara, California, is the world's leading manufacturer of high precision measurement products and systems which use scanning probe microscopy imaging and metrology technology. These systems are used in product research and development applications as well as to improve the production efficiency and manufacturing yields within the data storage, semiconductor, and other high technology industries.

         Commenting on the synergies created by the acquisition of Digital Instruments, Gary K. Willis, president and chief executive officer of Zygo, said, "The combination of Digital and Zygo will be instantly recognized by our customers as the creation of an enterprise that can provide significantly enhanced services to them. Digital's scanning probe microscopy technology complements Zygo's interferometric and confocal measurement capabilities and broadens our abilities to provide enhanced measurement and yield improvement solutions to our customers. In addition, with each company's strong relationships with the industry leaders already existing in both the data storage and semiconductor industries we will be able to rapidly integrate and coordinate solutions to these markets.

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We are looking for this combination to rapidly provide enhanced capabilities and services to our customers." Virgil Elings, Ph.D., president of Digital Instruments, added, "Our merger with Zygo and the combination of our industry leadership technology positions will allow us to more effectively pursue the rapidly growing opportunities in the markets we serve. All of us at Digital are very pleased and enthused about the combination and the fit with Zygo. We have been investigating potential partners for some time and see Zygo as the ideal partner providing exceptional opportunities for all of us."

         The results for Digital Instruments, Inc. for the 12 months ended December 31, 1996 included net sales of approximately $50 million. Zygo recently reported its third quarter results for fiscal 1997 with net sales of $61.7 million for the nine months ended March 31, 1997, up some 52% from the comparable nine-month period of a year earlier; and net earnings of $.83 per share, excluding nonrecurring acquisition charges, for the nine-month period, a 73% increase from the $.48 per share earnings reported in the comparable nine-month period of fiscal 1996.

         Zygo Corporation designs, develops, manufactures, and markets high performance measurement and yield improvement instruments, systems, and accessories used in high technology industries. Zygo is based in Middlefield, Connecticut.



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         This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause actual results to differ materially are described in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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July 28, 1997  *    *    *